Exhibit 99.1
ALLIS-CHALMERS ACQUIRES PETRO RENTALS, INC.
October 17, 2006 — Houston, TX — Allis-Chalmers Energy Inc. (AMEX: ALY) announced today that it has acquired Petro Rentals, Inc., based in Broussard, Louisiana for approximately $29.8 million in cash, which includes the payment of approximately $9.5 million of debt, and 246,761 shares of Allis-Chalmers common stock. The acquisition was funded with cash on hand remaining from its recent equity and debt securities offerings. Based on Petro Rentals’ unaudited financial statements, Petro Rentals’ EBITDA for the eight month period ended August 31, 2006 was approximately $4.9 million. EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this release.
With division offices in Broussard, Houma and Arcadia, Louisiana and Alvin, Texas, Petro Rentals serves both onshore and offshore markets. Established in 1987, Petro Rentals provides a variety of quality rental tools and equipment and services that are vital throughout the life of a well, from drilling through plugging and abandonment, with an emphasis on production related equipment and services.
Petro Rentals offers a wide selection of wire line services and equipment, land and offshore pumping services, and coiled tubing support equipment. In October 2006, Petro Rentals acquired its third coiled tubing unit and expects to take delivery of an additional coiled tubing unit by December 31, 2006.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “The acquisition of Petro Rentals helps us to realize one of our primary objectives of creating a better balance between our drilling-related and production-rental activities. We expect Petro Rentals’ coiled tubing division to complement our Production Services segment, which already had two coiled tubing units before this acquisition. With the Petro Rentals acquisition and the additional coiled tubing units on order, we expect to have a total of eight coiled tubing units and 14 capillary tubing units by December 31. With a projected utilization rate of 50%, we are very optimistic about this portfolio of coiled and capillary tubing units contributing significantly to our financial performance. With current estimates of capital expenditures by the E&P companies increasing in 2007 at a rate greater than 15% we feel that Petro Rentals will sustain its EBITDA run rate and through efficient utilization of the new coiled tubing units should increase its EBITDA contribution to Allis-Chalmers Energy to over $11 million.”
About Allis-Chalmers
Allis-Chalmers Energy, Inc., is Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit the Company’s website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
The following table reconciles Petro Rentals’ unaudited net income for the eight month period ended August 31, 2006, which is the most directly comparable GAAP financial measure, to unaudited EBITDA for the eight month period ended August 31, 2006.

Eight Months Ended
August 31, 2006
(Unaudited)
(In thousands)
Net income	$1,656
Interest expense, net	$149
Income taxes	$1,059
Depreciation and amortization	$1,992

EBITDA	$4,856
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in Allis-Chalmers’ other SEC filings and publicly available documents.

Contact:	Victor M. Perez, CFO Allis-Chalmers Energy 713-369-0550 or Lisa Elliott, Sr. VP DRG&E/ 713-529-6600